Exhibit 10.6

RESTORBIO, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy of resTORbio, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long- term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries. In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $35,000 for general availability and participation in meetings and conference calls of our Board of Directors. No additional compensation for attending individual Board of Directors meetings.

Additional Annual Retainer for Non-Executive Chair of the Board: $30,000

Additional Retainers for Committee Membership:

Audit Committee Chair:	$7,500
Audit Committee member:	$7,500
Compensation Committee Chair:	$5,000
Compensation Committee member:	$5,000
Nominating and Corporate Governance Committee Chair:	$4,000
Nominating and Corporate Governance Committee member:	$4,000

No additional compensation for attending individual committee meetings. All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee directors, pro-rated based on the number of actual days served by the director during such calendar quarter. Chair and committee member retainers are in addition to retainers for members of the Board of Directors.

Equity Retainers

Initial Award: An initial, one-time equity award (the “Initial Award”) of 28,828 options to each new non-employee director upon his or her election to the Board of Directors, which shall vest 33% on first anniversary of grant, then the remainder shall vest ratably monthly, provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director of the Company. This Initial Award applies only to non-employee directors who are first elected to the Board of Directors subsequent to the

Company’s initial public offering. If the Initial Award is in the form of a stock option, such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2018 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Annual Award: On each date of the Company’s Annual Meeting of Stockholders following the completion of the Company’s initial public offering (the “Annual Meeting”), each continuing non-employee member of the Board of Directors, other than a director receiving an Initial Award, will receive an annual equity award (the “Annual Award”) of 14,414 options, which shall vest in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next Annual Meeting; provided, however, that all vesting shall cease if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. If the Annual Award is in the form of a stock option, such stock option shall have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2018 Stock Option and Incentive Plan) of the Company’s common stock on the date of grant.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Adopted December 21, 2017, subject to effectiveness of the Company’s Registration Statement on Form S-1.

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